EXHIBIT 10.21

SUBLEASE TERMINATION AGREEMENT

This Sublease Termination Agreement (“Agreement”) is entered into as of the 12th day of October, 2007, between INSIGNIA SYSTEMS, INC., a Minnesota corporation (“Sublessor”) and VASCULAR SOLUTIONS, INC., a Minnesota corporation (“Sublessee”).

Recitals

A.           Pursuant to that certain Lease dated October 31, 2002, between 321 Corporation, a Minnesota Limited Liability Company, and assigned to IRET-Plymouth, a Minnesota Limited Liability Company (the “Landlord”), as Landlord, and Sublessor as tenant (the “Lease”), the Landlord leased a portion of the building known as Northgate I, located at 6464-6470 Sycamore Court, Maple Grove, MN 55369 (the “Leasehold”) to Sublessor.

B.           Pursuant to that certain Sublease dated March 31, 2005 between Sublessor and Sublessee, as amended (the “Sublease”), Sublessor subleased unto Sublessee those portions of the Leasehold identified in the Sublease (the “Premises”).

C.           Section 4 of the Sublease provides that the term of the Sublease shall terminate on the later of (i) September 30, 2008, or (ii) such date after September 30, 2008 as Sublessee may elect (by written notice which, to be effective, must be received by Sublessor no later than August 1, 2008), but not to extend past January 13, 2010.

D.           Sublessor and Sublessee desire to enter into this Agreement for purposes of establishing a Termination Date (defined below) and for the other purposes described below.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

1.         Subject to the terms of this Agreement, the Sublease shall terminate on July 31, 2008 (the “Termination Date”). Until the Termination Date, all of Sublessee’s obligations under the Sublease shall remain in full force and effect. Sublessee’s obligations under any provisions of the Sublease that by their terms survive the expiration or earlier termination of the Sublease shall all survive the Termination Date.

2.         The effectiveness of this Agreement shall be contingent upon Sublessee signing a new lease (or an amendment expanding Sublesse’s current lease at the property) that irrevocably commits Sublessee to lease the Premises from directly from Landlord (the “Contingency”). In the event the Contingency has not been satisfied on or before November 15, 2007, or such later date agreed to by the parties, then Sublessor may terminate this Agreement by providing written notice to Sublessee on or before such date, in which case the Sublease shall continue in full force and effect. In no event will either party be liable to the other party for any failure or delay in the satisfaction or waiver of the Contingency.

3.         If any person asserts a claim for a finder’s fee, commission, or other compensation in connection with the termination of the Sublease, the party alleged to have retained such person, or whose acts, omissions, or representations are alleged to give rise to such claim, shall indemnify, defend (with counsel reasonably acceptable to the indemnified party) and hold the other party harmless from and against any such claim, demand or liability and all costs, losses, damages and expenses that are incurred in connection with such claim, including without limitation, reasonable attorneys’ fees and costs of investigation.

4.         This Agreement sets forth all of the promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements, or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally, but only by an agreement in writing, duly executed by the parties hereto. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto. This Agreement shall be governed by and interpreted under the laws of the state in which the Premises is located. The parties represent that they have obtained any and all necessary consents and/or approvals prior to executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SUBLESSOR:

INSIGNIA SYSTEMS, INC., a Minnesota corporation

By:	/s/ Justin W. Shireman
Print Name: Justin W. Shireman
Print Title: VP Finance, Treasurer, CFO

SUBLESSEE:

VASCULAR SOLUTIONS, INC., a Minnesota corporation

By:	/s/ Jim Quackenbush
Print Name: Jim Quackenbush
Print Title: VP of Mfg.